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                                                                  EXHIBIT (a)(5)

                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES

                                       OF

                                  EMCO LIMITED
                          AT CDN $16.60 NET PER SHARE

                                       BY

                             2022841 ONTARIO INC.,

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                               BLACKFRIARS CORP.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 P.M., EASTERN TIME, ON MONDAY, APRIL 7, 2003, UNLESS THE OFFER IS EXTENDED.

                                                               February 28, 2003

To Our Clients:

     Enclosed for your consideration is the Offer (the "Offer Document") and the accompanied Circular (the "Circular", and together with the Offer Document, the "Offer to Purchase"), dated February 28, 2003, a related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"), and the Directors' Circular of the Board of Directors of Emco Limited, an Ontario corporation (the "Company"), which is included in the Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, in connection with the offer by 2022841 Ontario Inc., an Ontario corporation (the "Offeror") and an indirect wholly owned subsidiary of Blackfriars Corp., a corporation organized under the laws of the state of Delaware ("Blackfriars"), to purchase all outstanding common shares (the "Common Shares") of the Company, at a purchase price of CDN $16.60 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     We are the holder of record of Common Shares for your account. A tender of such Common Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Common Shares held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Common Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Your attention is invited to the following:

     1. The offered price is CDN $16.60 per Share, net to you in cash, without interest thereon. On February 27, 2003, the Federal Reserve Bank of New York quoted noon spot exchange rate for Canadian dollars per U.S. $1.00 was CDN $1.4954. Therefore, if you received payment in Canadian dollars and exchanged it for U.S. dollars on such date, you would have received U.S. $11.10 per Common Share. You should get a current quote of the exchange rate before deciding whether to tender your Common Shares.

     2.    The Offer is being made for all outstanding Common Shares.

     3. The Offer is being made pursuant to a Support Agreement, dated as of February 19, 2003 (the "Support Agreement"), among Blackfriars, the Offeror and the Company. See "Arrangements, Agreements or Understandings" in Section 11 of the Circular. The Support Agreement provides, among other things, that if, within 120 days after the date of the Offer, the Offer has been accepted by the holders of not less than 90% of the Common Shares (other than Common Shares held on the date hereof by or on behalf of the Offeror or any affiliate or associate of the Offeror), the Offeror will use its reasonable best efforts to avail itself, to the extent possible, of the compulsory acquisition provisions of section 188 of the Business Corporation Act (Ontario) (the "OBCA") so as to acquire the remaining Common Shares from those shareholders who have not accepted the Offer at the same price per Common Share paid in the Offer. If less than 90% of the Common Shares are acquired by the Offeror pursuant to the Offer (other than Common Shares held on the date hereof by or on behalf of the Offeror or any affiliate or associate of the Offeror), or the compulsory acquisition provisions of the OBCA are otherwise unavailable, the Offeror may, and currently intends to, implement other means of acquiring all of the Common Shares in accordance with Canadian law, including by way of a capital reorganization, an arrangement, amalgamation, merger, share consolidation, or other transaction (a "Subsequent Acquisition Transaction"), provided that the consideration offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration offered under the Offer. If the Deposit Minimum Condition (as defined below) is satisfied, the Offeror will own sufficient Common Shares to effect a Subsequent Acquisition Transaction without the affirmative vote of any of other shareholder of the Company. See "Acquisition of Common Shares Not Deposited under the Offer" in
        Section 11 of the Offer Document and in Section 15 of the Circular.



     4. The Company's board of directors, at a special meeting held on February 19, 2003, unanimously (1) determined that the Offer is in the best interests of the Company's shareholders, (2) approved and adopted the Support Agreement and the transactions contemplated thereby, including the Offer, and (3) recommended that the Company's shareholders accept the Offer. Accordingly, the Company's board of directors has recommended that you accept the Offer and tender all of your Common Shares pursuant to the Offer.

     5. Concurrently with entering into the Support Agreement, the Offeror and Blackfriars entered into a lock-up agreement (the "Lock-up Agreement") with Masco Corporation ("Masco") which owns 6,621,334 Common Shares, constituting approximately 42% of the Common Shares outstanding. Under the Lock-up Agreement, Masco has agreed, among other things, to tender its Common Shares in the Offer. See "Arrangements, Agreements or Understanding -- Lock-up Agreement" in
           Section 11 of the Circular.

     6. The Offer and withdrawal rights will expire at 8:00 P.M., Eastern Time, on Monday, April 7, 2003 (the "Expiry Time"), unless the Offer is extended.

     7. Any stock transfer taxes applicable to the sale of Common Shares to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 8 of the Letter of Transmittal.

     The Offer is conditioned upon, among other things, (1) there being validly tendered (other than by guaranteed delivery where actual delivery has not occurred) and not properly withdrawn prior to the expiration of the Offer a number of Common Shares that represents at least 66 2/3% of the Common Shares outstanding on a Fully-diluted Basis (as defined in the Offer to Purchase), excluding Common Shares issuable on the conversion of the outstanding 6.5% convertible unsecured subordinated debentures of The Company, due July 4, 2007 (the "Deposit Minimum Condition"), (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated, and (3) the Offeror shall have received all required regulatory approvals or rulings, including, without limitation, under the Competition Act (Canada) and under the Investment Canada Act. The Offer is subject to certain other conditions described under "Conditions of the Offer" in Section 4 of the Offer Document. Please read
Section 4 of the Offer Document, which set forth in full the conditions to the Offer.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer to will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us also is enclosed. If you authorize the tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiry Time.
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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES

                                       OF

                                  EMCO LIMITED

                          AT CDN $16.60 NET PER SHARE

                                       BY

                             2022841 ONTARIO INC.,

                      AN INDIRECT WHOLLY OWNED SUBSIDIARY

                               BLACKFRIARS CORP.

     The undersigned acknowledge(s) receipt of your letter, the enclosed Offer and the accompanied Circular (together, the "Offer to Purchase") dated February 28, 2003, and the related Letter of Transmittal, in connection with the offer by 2022841 Ontario Inc., an Ontario corporation (the "Offeror") and an indirect wholly owned subsidiary of Blackfriars Corp., a corporation organized under the laws of the state of Delaware ("Blackfriars"), to purchase all outstanding common shares (the "Common Shares"), of Emco Limited, an Ontario corporation (the "Company"), at a purchase price of CDN $16.60 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     This will instruct you to tender to the Offeror the number of Common Shares indicated below (or, if no number is indicated below, all Common Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Common Shares to Be Tendered:* -------------------------------------



Account No.: -------------------------------


Dated: _________________, 2003

                    SIGN HERE

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Signature(s)


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Print Name(s)and Address(es)
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Area Code and Telephone Number(s)
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Taxpayer Identification or Social Security
Number(s)

* Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.